EXHIBIT 7(b)


                   THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS
                                DISTRIBUTION PLAN



      INTRODUCTION: It has been proposed that the above-captioned investment company (the "Trust"), consisting of distinct portfolios of shares (each a "Fund"), adopt a Distribution Plan (the "Plan") relating to its Class B shares and Class C shares, respectively, in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act"). Under the Plan, a Fund would pay the Trust's distributor (the "Distributor") for distributing the Class B shares and Class C shares, respectively, of the Fund (each such Fund as set forth on Exhibit A hereto, as such Exhibit may be revised from time to time). Pursuant to the Act and said Rule 12b-1, this written plan describing all material aspects of the proposed financing is being adopted by the Trust, on behalf of each Fund.

      The Trust's Board, in considering whether a Fund should implement a written plan with respect to its Class B shares and Class C shares, respectively, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to its Class B shares and Class C shares, respectively, for such purposes.

      In voting to approve the implementation of such a plan with respect to a Fund's Class B shares and Class C shares, respectively, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and the holders of its Class B shares and Class C shares, respectively.

      THE PLAN: The material aspects of this Plan as it relates to a particular Class of a Fund are as follows:

      1. DISTRIBUTION FEE FOR CLASS B SHARES. A Fund shall pay to the Distributor a distribution fee at an annual rate of either (i) 0.75 of 1% (in the case of an equity Fund) or (ii) 0.50 of 1% (in the case of a bond Fund) of the value of the Fund's average daily net assets attributable to its Class B shares.

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            DISTRIBUTION  FEE  FOR  CLASS  C  SHARES.  A Fund  shall  pay to the
Distributor a distribution fee at an annual rate of either (i) 0.75 of 1% (in the case of an equity Fund) or (ii) 0.50 of 1% (in the case of a bond Fund) of the value of the Fund's average daily net assets attributable to its Class C shares.

      2. For purposes of determining the fee payable under this Plan with respect to a particular Class of a Fund to which it relates, the value of the Fund's net assets attributable to its Class B shares and Class C shares, respectively, shall be computed in the manner specified in the Trust's charter documents as then in effect or in the Trust's then current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets attributable to Class B shares and Class C shares, respectively.

      3. The Trust's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan with respect to a particular Class of a Fund to which it relates. The report shall state the purpose for which the amounts were expended.

      4. This Plan shall become effective with respect to a particular Class of a Fund to which it relates upon the later to occur of approval by: (a) the holders of at least a majority of the Fund's outstanding voting shares of that Class if adopted after the public offering of such shares or the sale of such shares to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust, or affiliated persons of such promoters (as such terms are defined in the Act); and (b) a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

      5. This Plan shall continue with respect to a particular Class of a Fund to which it relates for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue with respect to that Class automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4(b) hereof.

                                      -2-

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      6.    This Plan may be amended,  with respect to a  particular  Class of a
Fund to which it relates, at any time by the Trust's Board, provided that (a) any amendment to increase materially the costs that a particular Class of a Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Fund's outstanding voting shares of that Class, and (b) any material amendments of the terms of this Plan as it relates to a particular Class of a Fund shall become effective only upon approval as provided in paragraph 4(b) hereof.

      7. This Plan may be terminated, with respect to a particular Class of a Fund to which it relates, without penalty at any time by (a) a vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of the holders of a majority of the Fund's outstanding voting shares of that Class. This Plan may remain in effect with respect to a particular Class of a Fund even if the Plan has been terminated in accordance with this paragraph 7 with respect to any other Class.

      8. While this Plan is in effect, the selection and nomination of Board members who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan shall be committed to the discretion of the Board members who are not "interested persons".

      9. The Trust will preserve copies of this Plan, any related agreement and any report made pursuant to paragraph 3 hereof, for a period of not less than six (6) years from the date of this Plan, such agreement or report, as the case may be, the first two (2) years of such period in an easily accessible place.

      10. LIMITATION OF LIABILITY OF TRUSTEES, OFFICERS AND SHAREHOLDERS. A copy of the Third Amended and Restated Master Trust Agreement of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that the obligations of the Trust hereunder and under any related Plan agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust, as provided in the Third Amended and Restated Master Trust Agreement of the Trust.


                                      -3-

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      IN WITNESS WHEREOF, the Trust has adopted this Plan as of this 28th day of
December, 1994, as revised January 28, 1998.

































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                                    EXHIBIT A

Dreyfus  Premier Limited Term Municipal Fund (bond Fund)

Dreyfus Premier Limited Term  California  Municipal  Fund  (bond  Fund)

Dreyfus  Premier  Limited  Term Massachusetts  Municipal Fund (bond Fund)

Dreyfus  Premier Limited Term New York Municipal Fund (bond Fund)































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